Exhibit 10.14
EZCORP, INC.
INCENTIVE COMPENSATION PLAN
EZCORP, Inc., a Delaware corporation (the “Company”), adopts this Incentive Compensation Plan (the “Plan”) to provide additional financial incentives for executives and selected key employees to promote the success of the Company and to enhance the Company’s ability to attract and retain highly qualified executives and other key employees. Under the Plan, each Plan Participant (as defined below) shall have the opportunity to earn an annual bonus (an “Incentive Bonus”) based on Company, business unit or individual performance or a combination thereof.
Compensation payable under the Plan to Executive Officers is intended to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and Section 1.162-27 of the Treasury Regulations promulgated thereunder, and the Plan shall be construed consistently with such intention.
Administration of the Plan
The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”), which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish, adjust, pay or decline to pay the Incentive Bonus for each Plan participant (subject to the limitations and restrictions stated in the Plan). Such power and authority shall include the right to exercise discretion to increase or reduce by any amount the Incentive Bonus otherwise payable to any Plan Participant; provided, however, that (a) the Committee shall not have any discretion to increase the Incentive Bonus otherwise payable to an Executive Officer, and (b) the exercise of discretion with respect to any Plan Participant shall not have the effect of increasing the Incentive Bonus that is otherwise payable to any Executive Officer. All Committee actions under the Plan shall be taken in accordance with the applicable provisions of the Company’s By-laws and the Committee’s Charter.
The Committee may delegate any or all of its authority and responsibilities with respect to the Plan and Incentive Bonuses, on such terms and conditions as it considers appropriate, to the Chief Executive Officer of the Company; provided, however, that all determinations and decisions regarding Incentive Bonuses to the Executive Officers may not be delegated and shall be made by the Committee. All references to “Committee” herein shall include those persons to whom the Committee has properly delegated authority and responsibility.
Participants
The following persons shall be participants in the Plan (“Plan Participants”):
•	The persons who, from time to time, are designated by the Board of Directors as Executive Officers.

•	Those other employees of the Company or any of its subsidiaries who are designated for participation in the Plan with respect to any fiscal year, taking into consideration (a) whether incentive-based compensation components are typically available for comparable positions at competitor companies and (b) each employee’s potential to make meaningful and substantial contributions to the achievement of the Company’s strategic, financial and other performance goals.
A person’s selection as a Plan Participant for any fiscal year will be evidenced by a personalized Award Statement delivered to them. After a person has been designated as a Plan Participant, he or she may be removed from the Plan at any time and for any reason.

Awards
Not later than the 90th day of each fiscal year, the Committee, in its sole and absolute discretion, shall designate the Plan Participants for such fiscal year and shall specify the terms and conditions for the determination and payment of an Incentive Bonus to each Plan Participant for such fiscal year. After the end of such 90-day period, the Committee may designate additional Plan Participants so long as, within 30 days following each such additional designation, the Committee specifies the terms and conditions for the determination and payment of an Incentive Bonus to such additional Plan Participant.
The Committee may condition the payment of an Incentive Bonus upon the satisfaction of such objective or subjective standards as the Committee shall determine to be appropriate, in its sole and absolute discretion, and shall retain the discretion to increase or reduce the amount of any Incentive Bonus that would otherwise be payable to a Plan Participant; provided, however, that the Committee shall have no discretion to increase the amount of any Incentive Bonus that would otherwise be payable to an Executive Officer.
Each Incentive Bonus awarded to an Executive Officer shall be conditioned on the achievement of one or more of the following “Performance Measures,” calculated on a consolidated basis or a business unit basis, as specified by the Committee:
•	Total stockholder return (stock price appreciation plus dividends);

•	Net income;

•	Earnings per share;

•	Return on sales;

•	Return on equity;

•	Return on assets;

•	Return on invested capital;

•	Increase in the market price of stock or other securities;

•	Revenues;

•	Net revenues;

•	Operating income;

•	Cash flow;

•	EBITDA (earnings before interest, taxes, depreciation, amortization, and gain/loss on sale/disposal of assets);

•	The performance of the Company in any of the above items in comparison to the average performance of the companies used in a self-constructed peer group established before the beginning of the period for measuring performance; or

•	Any other performance objective approved by the stockholders of the Company in accordance with Section 162(m) of the Internal Revenue Code.
As soon as reasonably practicable after the end of each fiscal year, the Committee shall determine whether the stated performance goal for each Incentive Bonus has been achieved and the amount of the Incentive Bonus to be paid to each Plan Participant for such fiscal year; provided, however, that the Incentive Bonus awarded to any Executive Officer may not exceed 300% of that Executive Officer’s base salary during the fiscal year for which the Incentive Bonus is awarded.
Subject to any available election duly and validly made by a Plan Participant with respect to the deferral of all or a portion of his or her Incentive Bonus, Incentive Bonuses shall be paid in cash at such times (after the determinations described above) and on such terms as are determined by the Committee in its sole and absolute discretion.

The Company shall have the right to withhold, or require a Plan Participant to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Bonus.
Adoption, Amendment, Suspension and Termination of the Plan
Subject to the approval of the Plan by the holder of the Company’s Class B Voting Common Stock, the Plan shall be effective for the fiscal year of the Company commencing October 1, 2010 and shall continue in effect until September 30, 2015, unless earlier terminated as provided below. Notwithstanding the termination of the Plan on September 30, 2015, the Plan shall continue in effect solely for the purpose of determining and paying out Incentive Bonuses for the fiscal year ended September 30, 2015.
The Board of Directors may at any time suspend or terminate the Plan and may amend it from time to time in such respects as the Board may deem advisable; provided, however, that the Board shall not amend the Plan in any of the following respects without the approval of the holder of the Company’s Class B Voting Common Stock:
•	To increase the maximum amount of Incentive Bonus that may be paid to an Executive Officer under the Plan;

•	To materially modify the requirements as to eligibility for participation in the Plan; or

•	To materially modify the definition of Performance Measures.
No Incentive Bonus may be awarded during any suspension or after termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the consent of the person affected thereby, alter or impair any rights or obligations under any Incentive Bonus previously awarded under the Plan.
Miscellaneous
No Right to Bonus or Continued Employment — Neither the establishment of the Plan, the provision for or payment of any amounts under the Plan nor any action of the Company, the Board of Directors or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Incentive Bonus or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Company or any subsidiary of the Company. The Company expressly reserves any and all rights to discharge any Plan Participant without incurring liability to any person under the Plan or otherwise. Notwithstanding any other provision of the Plan and notwithstanding the fact that any stated performance goal has been achieved or the individual Incentive Bonus amounts have been determined, the Company shall have no obligation to pay any Incentive Bonus under the Plan unless the Committee otherwise expressly provides by written contract or other written commitment.
Nontransferability — Except as expressly provided by the Committee, the rights and benefits under the Plan are personal to a Plan Participant and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer or other disposition.
Unfunded Plan — The Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. Any funds that the Company, acting in its sole and absolute discretion, determines to reserve for future payments under the Plan may be commingled with other funds of the Company and need not in any way be segregated from other assets or funds held by the Company. A Plan Participant’s rights to payment under the Plan shall be limited to those of a general creditor of the Company.
Governing Law — The validity, interpretation and effect of the Plan, and the rights of all persons hereunder, shall be governed by and determined in accordance with the laws of the State of Delaware, other than the choice of law rules thereof.